RAPID BIO TESTS ANNOUNCES PORTFOLIO TEST PURCHASE

SPRINGFIELD, OREGON (BUSINESS WIRE)--OCTOBER 9, 2003--RAPID BIO TESTS CORPORATION (RBIO), the ("Corporation") is pleased to announce that the Corporation has entered into a Letter of Intent (LOI) with Dr. Michael Huchital of Warwick, New York. The intent of the letter is for the Corporation to purchase by way of a formal Asset Purchase Agreement, all rights, interests and title to a portfolio of diagnostic tests, developed or partially developed, under development and tests under study and research.

At present, research and development on two of the tests, one being a test for Hepatitis B Virus and the other, a test for Bubonic Plague, has effectively been completed. Tests that are under development include West Nile Virus, HIV 1 and 2, Tuberculosis, four strains of Malaria and Whooping Cough. Tests under study and research include Hepatitis C Virus, Rabies Virus, Clostridium Botulinum Toxin and Chagas' disease. Dr. Huchital and the Corporation are proposing to collaborate on the development of prototype tests for validation and eventual transfer for manufacturing to Rapid Bio Tests.

The letter of intent also calls for Dr. Huchital to make available to the Corporation, his onsite laboratory in New York for contracted research and development work to be carried out jointly by Dr. Huchital and RBIO researchers. Rapid Bio Tests and Dr. Huchital, in addition to the portfolio of tests to be developed and purchased, fully expect to be in a position to react very quickly for the development of new rapid diagnostics tests for any new outbreaks or epidemics worldwide through this collaboration of facilities and personnel.

Dr. Huchital has been the CEO and Chief Scientific Officer of Quality Antisera for the past twenty years, spending that time developing rapid field and laboratory based immunoassays for the detection and quantitation of infectious diseases and bacterial agents. Dr. Huchital received his doctoral degree in Biochemistry from the Graduate School and University Center of the City University of New York. Dr. Huchital's private business highlights include senior research positions with Lederle-Praxis Biologicals, Sandoz Pharmaceuticals and Fisher Scientific, Diagnostics Division. Dr. Huchital is a distinguished lecturer and has had his work extensively published in peer reviewed journals.

Dr. Geoffrey Seaman, CEO of Rapid Bio Tests Corporation commented "We feel very fortunate for having the opportunity of working with Dr. Huchital and for being able to acquire this extensive portfolio of rapid diagnostic tests and products based on Dr. Huchital's technology platform. This portfolio, in addition to the work planned with our own technology platforms, should give the Corporation the diversity and flexibility in moving forward and rapidly gaining market share in the global and growing rapid diagnostic test industry."


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ABOUT RAPID BIO TESTS CORPORATION

Rapid Bio Tests Corporation is a diagnostics company, which has developed rapid diagnostic testing technology platforms, that will be used for the development and manufacturing of an array of rapid diagnostic tests. These tests will not require instrumentation or electricity and will be simple to use in the field or office and will only require a few minutes to produce a result. The initial tests that the Corporation is proposing to develop include; West Nile Virus, Hepatitis B, HIV 1 and 2, Tuberculosis, Bubonic Plague and the four strains of Malaria.

RAPID BIO-TESTS CORPORATION
Contact: Dr. Geoffrey Seaman, Phone: 541-686-5989
Fax: 503-296-5990   info@rapidbiotests.com

This News Release may contain forward-looking statements relating to future plans, events or other matters. Such statements involve numerous risks and uncertainties. Actual events may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this News Release.

No obligation is undertaken to release revisions to these forward-looking statements to reflect events or circumstances after the date of this News Release. Further information about the risks and uncertainties faced can be found in applicable filings with the Securities and Exchange Commission